As filed with the Securities and Exchange Commission on April 26, 2007
Registration No. 333-130579

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHEELING-PITTSBURGH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	55-0309927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1134 Market Street
Wheeling, West Virginia 26003
(304) 234-2400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

James P. Bouchard
Chairman and
Chief Executive Officer
Wheeling-Pittsburgh Corporation
1134 Market Street
Wheeling, West Virginia 26003
(304) 234-2400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Scott E. Westwood
David W. Robertson
McGuire Woods, LLP
Dominion Tower
625 Liberty Avenue, 23rd Floor
Pittsburgh, Pennsylvania 15222
(412) 667-6000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(1)(2)	per Unit(1)(2)(3)	Price(1)(2)	Fee
Common Stock, $.01 par value(4)
Preferred Stock, $.001 par value(5)
Subscription Rights(6)
Debt Securities(7)
Total	$125,000,000	100%	$125,000,000	$13,375

(1)	In U.S. dollars or the equivalent thereof in any other currency unit or units, or composite currency or currencies.

(2)	Pursuant to General Instruction II.D to Form S-3, the amount to be registered, proposed maximum aggregate offering price per security and proposed maximum aggregate offering price have been omitted for each class of securities that is registered hereby.

(3)	The proposed maximum aggregate offering price per security will be determined from time to time by Wheeling-Pittsburgh Corporation in connection with the issuance of the securities registered hereunder.

(4)	An indeterminate number of shares of common stock, $.01 par value per share, of Wheeling-Pittsburgh Corporation are covered by this registration statement. This registration statement also covers such indeterminate number of shares of common stock of Wheeling-Pittsburgh Corporation as may be issued in exchange for or upon conversion or exercise of, as the case may be, the preferred stock, subscription rights or debt securities registered hereby.

(5)	An indeterminate number of shares of preferred stock, $.001 par value per share, of Wheeling-Pittsburgh Corporation are covered by this registration statement.

(6)	An indeterminate number of subscription rights are covered by this registration statement. The subscription rights registered hereby represent rights evidencing the right to purchase common stock of Wheeling-Pittsburgh Corporation.

(7)	An indeterminate aggregate principal amount of debt securities of Wheeling-Pittsburgh Corporation are covered by this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 26, 2007

PROSPECTUS

WHEELING-PITTSBURGH CORPORATION

$125,000,000

Common Stock
Preferred Stock
Subscription Rights
Debt Securities

Wheeling-Pittsburgh Corporation from time to time may offer to sell common stock, preferred stock, subscription rights or debt securities, or a combination of these securities. The total amount of securities offered by this prospectus will have an initial aggregate offering price of up to $125,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although the Company may increase this amount in the future. The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The common stock of Wheeling-Pittsburgh Corporation is listed on the NASDAQ Stock Market and trades under the ticker symbol “WPSC.”

This prospectus describes some of the general terms that may apply to these securities and the general manner in which these securities may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, may be described in one or more supplements to this prospectus, as may be required, or in reports filed by Wheeling-Pittsburgh Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We urge you to carefully read “Risk factors” beginning on page 3 and other information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in any securities offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is           , 2007

Where you can find additional information

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common stock, preferred stock, subscription rights and debt securities which we may offer under this prospectus. This prospectus contains or incorporates by reference all information about us and our common stock, preferred stock, subscription rights and debt securities that may be material to an investor. The registration statement includes exhibits and schedules to which you should refer for additional information about us.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. We make many of these filings available on our website at http://www.wpsc.com. The information on our website is not part of this prospectus. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

Incorporation by reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC:

Our SEC Filings (File No. 000-50300)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2006
Current Reports on Form 8-K	January 12, March 16 and March 22, 2007
Form 10	October 17, 2003

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K and such information is not incorporated by reference into any filing under the Securities Act or the Exchange Act or into this prospectus.

ii

PROSPECTUS SUMMARY

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under “Where you can find more information.” This summary does not contain all of the information that you should consider before investing in our securities. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and any prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in a prospectus supplement. Unless the context otherwise requires, references to the “Company”, “WPC”, “we”, “our” and “us” and similar terms mean Wheeling-Pittsburgh Corporation and its subsidiaries and joint ventures.

OVERVIEW

Wheeling-Pittsburgh Corporation is a Delaware holding company that, together with its several subsidiaries and joint ventures, produces steel and steel products using both integrated and electric arc furnace technology. WPC sold 2,329,667 tons of steel and steel products in 2006. Net sales totaled $1,770.8 million in 2006. Our principal operating subsidiary is Wheeling-Pittsburgh Steel Corporation, a Delaware corporation (“WPSC”), whose headquarters is located in Wheeling, West Virginia. WPC was organized as a Delaware corporation on June 27, 1920 under the name Wheeling Steel Corporation.

We produce flat rolled steel products for converters and processors and steel service centers, and the construction, container and agriculture markets. Our product offerings are focused predominantly on higher value-added finished steel products such as cold rolled products, fabricated products and tin and zinc coated products. Higher value-added products comprised 60.8% of our shipments during 2006. In addition, we produce hot rolled steel products, which represent the least processed of our finished goods. The commissioning of our new Consteel® electric arc furnace (“EAF”), along with the de-commissioning of one of our two blast furnaces, has transformed our operations from an integrated producer of steel to a hybrid producer with characteristics of both an integrated producer and a mini-mill.

Wheeling Corrugating Company (“WCC”), an operating division of WPSC, manufactures our fabricated steel products for the construction, agricultural and highway markets. WCC products represented 21.7% of our steel tonnage shipped during 2006. WPSC also has ownership interests in three significant joint ventures. Wheeling-Nisshin, Inc. (“Wheeling-Nisshin”) and Ohio Coatings Company (“OCC”), which consumed 23.1% of our steel tonnage shipped during 2006, represented 18.5% of our net sales for 2006. Wheeling-Nisshin and OCC produce value-added steel products from materials and products primarily supplied by us. On September 29, 2005, we entered into a third significant joint venture, Mountain State Carbon, LLC (“MSC”), which owns and is refurbishing the coke plant facility that we contributed to it. MSC sells the coke produced by the coke plant to us and our joint venture partner.

PENDING MERGER WITH ESMARK

On March 16, 2007, we entered into a definitive agreement and plan of merger and combination with Esmark Incorporated (“Esmark”) providing for the formation of a new holding company (“New Esmark”) in which our existing stockholders would receive one share of New Esmark’s common stock for each share of our common stock held by each of our stockholders. Esmark stockholders would receive 17.5 million shares of New Esmark’s common stock in the aggregate, plus additional shares of common stock for any new equity raised by Esmark prior to May 15, 2007. In addition to the share for share exchange, our stockholders may elect to receive either (1) a put right allowing the stockholder to put back to New Esmark within a ten day period each of the shares of New Esmark that are issued to the stockholder in the exchange for $20.00 per share, subject to a maximum of $150.0 million being paid for all exercised put elections, or (2) a right to purchase one additional share of New Esmark common stock for each share of our stock that is exchanged by the stockholder at $19.00 per share within a ten day period, subject to a maximum of $200.0 million worth of New Esmark common stock (at the $19.00 price) being purchased under the purchase rights. As a condition to the closing of the transactions contemplated by the definitive agreement, Franklin Mutual Advisers, LLC (“Franklin”) and New Esmark are required to enter into a standby purchase agreement that will require Franklin to purchase any of the foregoing unexercised purchase rights (up to a maximum of $200.0 million) and that, in any event, will obligate New Esmark to provide Franklin a minimum of $50.0 million in purchase rights. In each case, Franklin’s purchase rights are exercisable at a $19.00 per share price. Both the put and rights elections are subject to proration if the elections exceed the specified amounts. The transactions contemplated by the definitive agreement are subject to stockholder approval. The transaction is expected to be completed in the summer of 2007.

RECENT DEVELOPMENTS

Effective March 31, 2007, the agreements with our exclusive scrap supplier were terminated. We do not anticipate this termination to adversely impact our operations or financial results and believe that we have access to adequate alternative supplies of scrap.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell up to an aggregate of $125,000,000 of our common stock, preferred stock, subscription rights or debt securities in one or more offerings from time to time. When we offer securities under this prospectus, we will provide you with a prospectus supplement, as required, to describe the specific amounts and prices of the common stock, preferred stock, subscription rights or debt securities being offered, as well as market price and dividend information and other information relevant to an offering of securities under this prospectus, such as information with respect to our business, capitalization and financial results, or we may include this information in a report which we file with the SEC under the Exchange Act and which is incorporated by reference in this prospectus (an “Exchange Act Report”). Any such prospectus supplement or Exchange Act Report may also add, update or change information contained in this prospectus.

You also should read the documents referenced in “Where you can find additional information” for additional information about WPC, including our financial statements.

Risk factors

You should carefully consider each of the risks described below and all of the other information contained or incorporated by reference in this prospectus before deciding to invest in our securities. The risks described below are not the only ones we face.

If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment. See “Special note regarding forward-looking statements.”

RISKS RELATING TO OUR BUSINESS

We emerged from Chapter 11 bankruptcy reorganization in August 2003, have sustained losses in the past and may not be able to achieve profitability on a consistent basis.

Because we emerged from bankruptcy on August 1, 2003 and have incurred losses in the past, we cannot assure you that we will be able to achieve profitability on a consistent basis in the future. We have sought protection under Chapter 11 of the Bankruptcy Code twice since 1985, most recently in November 2000. We emerged from our more recent Chapter 11 bankruptcy reorganization as a new reporting entity on August 1, 2003. Prior to and during this reorganization, we incurred substantial net losses.

We reported a net loss of $39.0 million for the five months ended December 31, 2003 following our emergence from bankruptcy, net income of $62.2 million for the year ended December 31, 2004, a net loss of $33.8 million for the year ended December 31, 2005, and net income of $6.5 million for the year ended December 31, 2006. If we cannot achieve profitability on a consistent basis, our liquidity may be adversely affected and threaten our ability to continue operations.

We may not be able to comply with our financial covenants, which may result in a default under our credit agreements.

On March 16, 2007, our revolving credit agreement was amended to allow us to access collateral in excess of the $225.0 million commitment under the facility. If the minimum fixed charge coverage ratio is not met by us at the end of any quarter and excess collateral, as defined by the agreement, is available, we will be able to access up to $45.0 million of such excess collateral over and above the $225.0 million commitment amount and we will be required to maintain at least $50.0 million of borrowing availability at all times. Provided that sufficient collateral will support such borrowings, we will be permitted to borrow up to $220.0 million under the facility. The incremental amount of borrowing availability of up to $45.0 million will decrease by $5.0 million each quarter commencing with the fourth quarter of 2007 through the second quarter of 2008, and will be limited, thereafter, to up to $25.0 million through, but not beyond, November 1, 2008. On this date and thereafter, the previous requirement that we maintain minimum borrowing availability of $50.0 million at all times without access to collateral beyond the $225.0 million amount of the facility, or to maintain a minimum fixed charge coverage ratio, will again be applicable. The amendment also provides for lender approval for the issuance of $50.0 million of convertible debt and an increase in the annual amount of permitted capital expenditures.

Effective March 16, 2007, our term loan agreement was amended to waive compliance with the requirement to maintain minimum borrowing availability of $50.0 million at all times or to maintain a minimum fixed charge coverage ratio. The agreement was further amended to eliminate the leverage and interest coverage ratios for the duration of the agreement. In place of these covenants, a standalone fixed charge coverage ratio will take effect for the second quarter of 2008 and thereafter. To effect the amendment, we agreed to use the proceeds from the issuance of $50.0 million of convertible debt to make a principal prepayment of $37.5 million under our term loan agreement, representing satisfaction of the next six quarterly principal payments due under the term loan agreement and to use the remaining proceeds for general corporate purposes. We also agreed to amend the existing $12.5 million standby letter of credit, previously posted in favor of the term loan lenders, to $11.0 million to cover interest payment obligations to April 1, 2007. The letter of credit will decline as such interest payments are made. The term loan lenders and Emergency Steel Guarantee Loan Board (Loan Board) also agreed to waive the excess cash flow mandatory repayment provisions of the agreement, increase the annual amount of permitted capital expenditures for 2007 and 2008, increase the amount of permitted indebtedness, and provide various administrative amendments with regard to activities related to MSC. The amendment also provides authorization for us to merge with Esmark. As part of the amendment, we also agreed, subject to consummation of the merger with Esmark, to repay or refinance the term loan in full on the later of April 1, 2008 or the date of such consummation and to release the Loan Board of any further obligation under the Federal guarantee as well as the West Virginia Housing Development Fund, the State guarantor, of any further obligation under the state guarantee. In the event that the merger with Esmark is not consummated, we agreed to change the final maturity date of the loan from August 1, 2014 to August 1, 2010.

Under the terms of our revolving credit agreement, as amended, we are required to maintain a consolidated fixed charge coverage ratio of at least 1.0:1(computed based on the four most recently completely quarters) or maintain minimum borrowing availability of $50.0 million at all times for quarters ending on March 31, 2007 through September 30, 2008 and for periods after October 1, 2008. We were in compliance with the financial covenants under our revolving credit agreement, as amended, as of March 31, 2007.

Under the terms of our term loan agreement, as amended, we are required to maintain a consolidated fixed charge coverage ratio, effective as of the first day following the end of the period of four consecutive quarters identified below, of at least:

•	1.1:1 for quarters ending March 31, 2008 through September 30, 2008;

•	1.2:1 for quarters ending December 31, 2008 through September 30,2009; and

•	1.3:1 for quarters ending December 31, 2009 through June 30, 2010.

We were not required to comply with any financial covenants under the term loan agreement, as amended, as of March 31, 2007.

Our ability to comply with these financial covenants will depend on our future financial performance, which will be subject to prevailing economic conditions and other factors beyond our control. Our failure to comply with these covenants would result in a default or an event of default, permitting the lenders to accelerate the maturity of our indebtedness under the credit agreements and to foreclose upon any collateral securing our indebtedness.

In the event that additional modifications or waivers are necessary under our credit agreements, and these additional modifications and waivers are not obtained by us, an event of default will occur. If the event of default results in an acceleration of our term loan or our revolving credit facility, such event would also result in the acceleration of substantially all of our other indebtedness pursuant to cross-default or cross-acceleration provisions. If the indebtedness under our term loan, the revolving credit facility and our other debt instruments were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness.

In addition, if, we fail to reasonably demonstrate compliance with the financial covenants contained in our credit agreements and we receive a going-concern opinion from our independent registered public accounting firm with respect to our annual audited financial statements, such failure will constitute an event of default under our credit agreements.

Restrictive covenants in our debt instruments may limit our flexibility and our ability to implement our business plan.

Our credit agreements contain restrictive financial and operating covenants, including, but not limited to, provisions that limit our ability to make capital expenditures, incur additional indebtedness, create liens, make investments, sell assets and enter into transactions with affiliates. In addition, our debt instruments may not provide us with sufficient flexibility to permit us to make all necessary capital expenditures and take other measures that we believe are necessary to run our business effectively and to achieve our business plan. If we are unable to make necessary capital expenditures as a result of these covenants, our competitive position could be adversely affected which could ultimately affect our financial performance.

We may not be viable as a stand alone company if we are unable to find a strategic partner.

We believe for us to be viable as a stand alone company that we need to find a strategic partner, including Esmark, or if that transaction fails, another strategic partner, in order to achieve benefits such as economies of scale, greater access to markets for our products, greater access to raw materials, or greater access to financial resources.

Because we are significantly leveraged, we may not be able to successfully run our business, service our debt obligations or refinance our indebtedness.

We are significantly leveraged. Because we are significantly leveraged, it may be difficult for us to successfully run our business and to generate sufficient amounts for necessary capital expenditures. In addition, if we do not generate sufficient operating cash flow, we may not be able to meet our debt service obligations. As of December 31, 2006, our current assets totaled $400.5 million, including $212.2 million of inventory, and our current liabilities totaled $327.5 million. As of December 31, 2006, our total indebtedness was $397.1 million and total shareholders’ equity was $286.2 million. Based on our total indebtedness as of December 31, 2006, we expect that our total debt service obligations (including scheduled principal and interest payments and an $18.7 million prepayment under our term loan agreement for scheduled principal payments due in 2008) will approximate $77.8 million (assuming a blended interest rate of 6.8% per annum) in 2007 and that our debt service obligations related to variable interest rate debt will increase $2.5 million on an annual basis for each 1.0% increase in interest rates.

Our ability to meet our ongoing debt service obligations will depend on our ability to successfully run our business, including the successful operation of our EAF, and a number of other factors, including factors beyond our control. We may not be able to generate sufficient operating cash flow to repay, when due or earlier if accelerated due to an event of default, the principal amounts outstanding under our primary credit facilities which have a final maturity as early as 2008 in the case of our term loan and 2009 in the case of our revolving credit facility. We expect that we will be required to refinance such amounts as they become due and payable; however, we may not be able to consummate such refinancing to repay our obligations or to secure a refinancing on terms satisfactory to us. If we are unable to refinance all or any significant portion of our indebtedness, we may be required to sell assets or equity interests in our company. However, we may not be able to sell assets or equity interests in an amount sufficient to repay our obligations or on terms satisfactory to us. Our leverage, together with the restrictions imposed by our credit agreements, may limit our ability to obtain additional financing and to take advantage of business opportunities that may arise. In addition, this leverage increases our vulnerability to adverse general economic and steel industry conditions.

Intense competition in the steel industry and substitute materials could adversely affect our results of operations, and ultimately, our liquidity, financial condition and the trading price of our common stock.

Competition within the steel industry, both domestic and worldwide, is intense and is expected to remain so in the future. We compete with domestic steel producers, steel processors, mini-mills and foreign importers. Mini-mills typically enjoy certain competitive advantages, such as more variable raw material costs that tend to rise and fall in tandem with steel selling prices, non-unionized work forces with lower employment costs and more flexible work rules, and lower ongoing maintenance and capital expenditure needs for construction and operation of their steel-making facilities. Additionally, mini-mills now compete with integrated producers in virtually all product lines, which has provided a competitive alternative to most of the steel products that we produce. Furthermore, many of our competitors have superior financial resources or more favorable cost structures, and we may be at a competitive disadvantage. In addition, it is also possible that competitive pressures resulting from the industry trend toward consolidation could adversely affect our growth and profit margins. Moreover, steel products may be replaced to a certain extent by other substitute materials, such as plastic, aluminum, graphite, composites, ceramics, glass, wood and concrete. Our competitors may be successful in capturing our market share, and we may be required to reduce selling prices in order to compete. Reduced selling prices could adversely impact our results of operations and, ultimately, our liquidity, financial condition and the trading price of our common stock.

Increased imports from China or other countries could lower domestic steel prices and adversely affect our revenue, profitability and cash flow.

We sell steel almost exclusively in the U.S. market. The domestic steel market is affected by factors influencing worldwide supply and demand, with excess global production generally seeking the most lucrative markets. In particular, the balance of supply and productive capacity in China may result in increased imports to the U.S. market. During several years prior to 2003, favorable conditions in the U.S. market compared to the global markets resulted in significant imports of steel and substantially reduced sales, margins and profitability of domestic steel producers, leading to imposition of import quotas and tariffs under Section 201 of the U.S. Trade Act of 1974, as amended. In 2004, the convergence of the weakened U.S. dollar, increased demand for steel and raw materials in China and other developing countries, and higher raw material and ocean freight costs, led to substantial increases in steel selling prices, even though the Section 201 tariffs were lifted in December 2003.

Total and finished imports for 2006, as compared to 2005, increased by approximately 42%. Changes in the U.S. dollar exchange rate, a decrease in demand for foreign steel in China and certain other developing countries, improved domestic steel production in those countries, lower ocean freight costs and other factors could lead to sustained high, or even higher, levels of imports in the future resulting in excess domestic steel capacity and lower prices for our products, and may have an adverse affect on our revenue, profitability and cash flow.

The cyclical nature of the industries we serve may cause significant fluctuations in the demand for our products and lead to periods of decreased demand.

Demand for most of our products is cyclical in nature and sensitive to general economic conditions. Our business supports cyclical industries such as the appliance and construction industries. In addition, a substantial portion of our sales are made at prevailing market prices rather than under long-term agreements, which we define as contracts exceeding three months. As a result, downturns in the U.S. or global economies or in any of the industries we support could adversely affect the demand for and selling prices of steel, which could have an adverse effect on our results of operations and cash flows.

We may not be able to sustain our level of total revenue or rate of revenue growth, if any, on a quarterly or annual basis. It is likely that, in some future quarters, our operating results may fall below our targets and the expectations of stock market analysts and investors. In such event, the trading price of our common stock could decline significantly.

We may be unsuccessful in increasing the production of our electric arc furnace, which would adversely affect our near-term and long-term financial performance.

Our business plan depends, in part, on the successful operation of, and an increase in production from, our EAF. Our inability to successfully manage the operation of the EAF and to increase production at the EAF could make it difficult to implement our long-term business strategy and could have an adverse effect on our near-term and long-term financial performance.

From November 20, 2006 through January 31, 2007, we discontinued operating our EAF to conserve cash. As a result of excess inventory at steel service centers leading to a decrease in demand for steel products, we decided to produce hot metal using our blast furnace and basic oxygen furnace, utilizing raw materials on hand, rather than operate our EAF which would have required additional outlays for the purchase of scrap. The EAF was restarted on February 1, 2007.

Any decrease in the availability, or increase in the cost, of steel slabs could adversely affect our production and sale of steel products or increase our costs.

In February 2006, we completed installation of hot strip mill automatic roll changers at our primary steel-making facility. As a result, we increased our hot rolling capacity from 2.8 million tons per year to 3.4 million tons per year. Our business plan depends, in part, on increasing the production and sale of steel products. Our inability to successfully source steel slabs from third party suppliers could adversely affect the volume of our steel production and the sale of steel products and an increase in the cost of third party steel slabs could adversely affect our cost to produce steel, both of which could have an adverse effect on profitability, liquidity and financial condition.

Any decrease in the availability, or increase in cost, of raw materials and energy could materially increase our costs and adversely impact our cash flow and liquidity.

Our operations depend heavily on various raw materials and energy resources, including iron ore, coal used in our coke plant joint venture, scrap, steel slabs, zinc, electricity, natural gas and certain other gases. The availability of raw materials and energy resources could decrease and their prices may be volatile as a result of, among other things, changes in overall supply and demand levels and new laws or regulations. Any disruption in the supply of our raw materials or energy resources may impair, at least temporarily, our ability to manufacture some of our products, or require us to pay higher prices in order to obtain these raw materials from other sources. In the event our raw material and energy costs increase and we attempt to pass these higher costs on to our customers in full or in part, either through price increases or surcharges such as our surcharge for scrap announced March 21, 2007, we may not be successful in collecting those price increases or surcharges. Any increases in the prices for raw materials or energy resources may materially increase our costs and lower our earnings and adversely impact our cash flow and liquidity.

We also rely on a limited number of suppliers for a substantial portion of our raw material needs, such as iron ore, and scrap, as well as metallurgical coal for our coke plant joint venture, all of which are required to meet certain technical specifications. Any failure of these suppliers to meet our needs for any reason could have an adverse effect on our financial results and operating performance. During 2003 through 2006, we experienced disruptions in the supply of coal from our two largest suppliers. This led to depleted coal inventory levels, which substantially increased costs to purchase metallurgical coal from alternative sources, adversely affecting our operating results. Additional disruptions would cause our coke plant joint venture to purchase additional coal on the spot market, which may increase our coke costs and adversely impact our financial condition, results of operations and liquidity.

We rely on a core group of significant customers for a substantial portion of our net sales, and a reduction in demand, or inability to pay, from this group could adversely affect our total revenue.

Although we have a large number of customers, sales to our two largest customers, our Wheeling-Nisshin and OCC joint ventures, accounted for approximately 18.5% of our sales for the year ended December 31, 2006 and 22.0% of our net sales for the year ended December 31, 2005. Sales to our 10 largest customers, including to Wheeling-Nisshin and OCC, accounted for 38.6% of our net sales for the year ended December 31, 2006 and 40.3% of our net sales for the year ended December 31, 2005. We are likely to continue to depend upon a core group of customers for a material percentage of our net sales in the future. Our significant customers may not order steel products from us in the future or may reduce or delay the amount of steel products ordered. Any reduction or delay in orders could negatively impact our revenues. If one or more of our significant customers were to become insolvent or otherwise were unable to pay us for the steel products provided, our results of operations would be adversely affected.

We may not be able to implement our business plan because we may be unable to fund the substantial ongoing capital and maintenance expenditures that our operations require.

Our operations are capital intensive. We require capital for, among other purposes, acquiring new equipment, maintaining the condition of our existing equipment and maintaining compliance with environmental laws and regulations. Our business plan provides that capital expenditures for the three-year period ending December 31, 2009 will aggregate approximately $169.0 million, excluding capital expenditures to be made to complete the refurbishment of the coke plant facility that we contributed to our coke plant joint venture, MSC. We may not be able to fund our capital expenditures from operating cash flow and from the proceeds of borrowings available for capital expenditures under our credit facilities. If we are unable to fund our capital requirements, we may be unable to implement our business plan, and our financial performance may be adversely impacted.

A significant interruption or casualty loss at any of our facilities could increase our production costs and reduce our sales and earnings.

Our steel-making facilities may experience interruptions or major accidents and may be subject to unplanned events such as explosions, fires, inclement weather, acts of God, terrorism, accidents and transportation interruptions. Any shutdown or interruption of a facility would reduce the production from that facility, which could substantially impair our business. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to the revenue losses, longer-term business disruptions could result in a loss of customers. To the extent these events are not covered by insurance, our revenues, margins and cash flows may be adversely impacted by events of this type.

Our production costs may increase and we may not be able to sustain our sales and earnings if we fail to maintain satisfactory labor relations.

A majority of our hourly employees are covered by a collective bargaining agreement with the United Steelworkers of America (“USW”) that expires on September 1, 2008. The final rate increase of 3.0% under the existing contract took effect March 31, 2007. Of our total employees, approximately 79.9% are unionized, including 77.2% of which are members of the USW. Any potential strikes or work stoppages in the future, and the resulting adverse impact on our relationships with our customers, could have a material adverse effect on our business, financial condition or results of operations. Additionally, other steel producers may have or may be able to negotiate labor agreements that provide them with a competitive advantage. In addition, many mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.

In addition, the USW has the unilateral right to veto any merger or other transaction that constitutes a change in control of WPC, as defined by the collective bargaining agreement, unless the party gaining such control enters into a new collective bargaining agreement with the USW as a part of the transaction.

Our senior management also work for another company whose interests may be different from ours.

James P. Bouchard, our Chairman and Chief Executive Officer, and Craig T. Bouchard, our President, also serve as Chairman of the Board and President, respectively, of Esmark, a steel services company. Our Board of Directors, pursuant to the Company’s Ethics Code, authorized and approved the continued roles of Jim and Craig Bouchard in the operation and management of Esmark. Because the Company and Esmark may be engaged in the same, similar or related lines of business, our interests may differ from those of Esmark. Our Board of Directors has adopted guidelines to be used in conducting commercial business with Esmark to address potential conflicts of interest. To date we do not believe that we have been negatively impacted by the other positions held by Jim or Craig Bouchard.

Delays or transition issues in implementing changes under new executive management could adversely impact the Company.

As a result of our new Board of Directors and executive management, we are in the process of reviewing and implementing changes to our operations and commercial activities, as well as changes to human resources, information technology, financial services and outside vendors. We may encounter delays or transition issues in implementing these changes which could have an adverse effect on our business.

Environmental compliance and remediation costs could decrease our net cash flow, reduce our results of operations and impair our financial condition.

Our business and our ownership of real property are subject to numerous Federal, state and local laws and regulations relating to the protection of the environment. These laws are constantly evolving and have become increasingly stringent. The ultimate impact of complying with environmental laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. We incur substantial capital expenditures and other costs to comply with these environmental laws and regulations, particularly the Federal Clean Air Act and the Federal Resource Conservation and Recovery Act, and future developments under these or other laws could result in substantially increased capital, operating and compliance costs. Additionally, future decisions to terminate operations at any of our facilities may result in facility closure and cleanup costs. In addition, if we are unable to comply with environmental regulations, we may incur fines or penalties or may be required to cease some operations.

We are involved in a number of environmental remediation projects relating to our facilities and operations, and may in the future become involved in more remediation projects. While we reserve for costs relating to such projects when the costs are probable and estimable, those reserves may need to be adjusted as new information becomes available, whether from third parties, new environmental laws or otherwise.

Increases in our healthcare costs for active employees and future retirees may lower our earnings and negatively affect our competitive position in the industry.

We maintain defined benefit retiree healthcare plans covering all active union represented employees upon their retirement. We also provide medical benefits for qualified retired salaried employees until they reach the age of 65. Healthcare benefits for active employees and future retirees are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both the subject of various cost-sharing features. These benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. Additionally, mini-mills, foreign competitors and many producers of products that compete with steel typically provide lesser benefits to their employees and retirees, and this difference in cost could adversely impact our competitive position. If our costs under our benefit programs for active employees and future retirees exceed our projections, our business, financial condition and results of operations could be materially adversely affected.

You may not be able to compare our historical financial information to our current financial information, which will make it more difficult to evaluate an investment in our company.

As a result of the completion of our reorganization plan, we are operating our business under a new capital structure. In addition, we adopted fresh-start reporting in accordance with Statement of Position (“SOP”) 90-7, as of July 31, 2003. Because SOP 90-7 required us to account for our assets and liabilities at their then-current fair values, our financial condition and results of operations after our reorganization are not comparable in some material respects to the financial condition or results of operations reflected in our historical financial statements for periods prior to August 1, 2003. This may make it difficult to assess our future prospects based on historical performance.

Certain U.S. Federal income tax considerations may increase the amount of taxes we pay which could adversely affect our liquidity and reduce profitability.

Based on information available to us, we believe that we underwent an “ownership change” pursuant to Section 382 of the Internal Revenue Code in the second quarter of 2006. As a result, our ability to utilize net operating loss carryovers to reduce taxable income in 2006 and subsequent years will be subject to statutory limitations on an annual basis. Our net operating loss carryover as of December 31, 2006 approximated $344.1 million. We estimate that our ability to offset post-ownership change taxable income will be limited to approximately $8.0 million to $10.0 million for years subsequent to 2006. We believe that there are built-in gains inherent in the value of our assets that, when recognized and if realized, may increase this annual limitation during the five-year period from the date of the ownership change. We are currently assessing the extent of these built-in gains. There can be no assurance that these built-in gains, if any, will be realized. The annual limitation on our net operating loss carryforwards that can be used to offset post-ownership change taxable income could adversely affect our liquidity and cash flow, and reduce profitability.

Future sales of our common stock by our existing stockholders could adversely affect the market price of our common stock.

Our common stock has a limited trading market and is held by a concentrated number of investors, including the Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust (“VEBA trust”). As a result, sales of our common stock in the public market could adversely affect the market price of our common stock. Any increase in the selling volume of shares of our common stock, including sales by our significant stockholders, such as the VEBA trust or others, also may adversely affect the trading price of our common stock.

The market price of our common stock could be subject to wide price fluctuations in response to numerous factors, many of which are beyond our control. These factors, include, among other things, failure to consummate a merger with Esmark, low trading volume of our common stock, quarterly variations of our financial results, the nature and content of our earnings releases and our competitors’ earnings releases, developments in the steel industry, including those impacting worldwide supply of, and demand for, steel products, such as governmental regulation and market conditions affecting the demand for steel in China, changes in financial estimates by securities analysts, business conditions in our market and the general state of the securities industry, governmental legislation and regulation, as well as general economic and market conditions. As a result, you could lose all or a part of your investment.

Available information

We maintain a website at http://www.wpsc.com. We make available free of charge, under the “Financial Reports” heading on our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after providing such information electronically to the SEC. In addition, we also make available free of charge under the “Investor Relations” heading on our website, the Company’s audit committee, compensation committee, nominating/corporate governance committee, executive committee, safety committee and finance committee charters, as well as the Company’s corporate governance guidelines, code of business conduct, whistleblower policy and policy on trading of securities. The information on our website is not a part of this prospectus.

Special note regarding forward-looking statements

This prospectus contains statements that are “forward-looking statements.” These statements often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar expressions and the negative thereof, and may contain projections or other statements regarding future events or our future financial performance that involve risks and uncertainties. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	domestic and international economic and market conditions;

•	trends affecting our financial condition, results of operations or future prospects including those impacting our operations, orders, pricing and shipments;

•	our business and growth strategies;

•	our financing plans and forecasts; and

•	capital expenditure needs in our business.

You are cautioned that these forward-looking statements are based on current expectations and projections about future events, and are subject to various risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. You are referred to the discussion in this prospectus under the heading “Risk factors,” which identifies certain risk factors that could cause actual results to differ materially from those contained in any forward-looking statements. These risk factors include the risks enumerated under “Risk factors.”

Forward-looking statements represent our views only as of the date of this prospectus and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements from time to time, we specifically disclaim any obligation to do so.

Use of proceeds

We intend to use the net proceeds that we receive from any sale of securities under this prospectus for general corporate purposes unless otherwise indicated in a prospectus supplement relating to a specific issuance of securities or in an Exchange Act Report. These general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, working capital, capital expenditures and investments in or loans to subsidiaries and joint ventures. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments.

Ratio of earnings to fixed charges

Our consolidated ratios of earnings to fixed charges for the year ended December 31, 2006, the year ended December 31, 2005, the year ended December 31, 2004, the five months ended December 31, 2003, the seven months ended July 31, 2003 and the year ended December 31, 2002 are as follows:

	Reorganized Company						Predecessor Company
						Five Months	Seven Months
	Year Ended		Year Ended	Year Ended		Ended	Ended		Year Ended
	December 31,		December 31,	December 31,		December, 31,	July 31,		December 31,
	2006		2005	2004		2003	2003		2002
	(Dollars in thousands)(1)

Ratio of earnings to fixed charges	1.36	x	NM(2)	4.15	x	NM(2)	28.28	x	NM(2)

(1)	The deficiency of earnings to cover fixed charges was $34,598, $39,264 and $54,098 for the year ended December 31, 2005, the five months ended December 31, 2003 and the year ended December 31, 2002, respectively.

(2)	Not meaningful.

Description of common stock and preferred stock

Common Stock

As of the date of this prospectus, WPC is authorized to issue 80 million shares of common stock, $.01 par value per share. The number of shares of common stock issued and outstanding as of April 3, 2007 was 15,298,885. On that date, there were 2,886 holders of record of common stock. Our common stock is listed on the NASDAQ Stock Market and trades under the ticker symbol “WPSC.” On April 4, 2007, the last reported sale price of our common stock on the NASDAQ Stock Market was $23.97 per share.

We may not issue any nonvoting equity securities to the extent prohibited by Section 1123 of Title 11 of the Bankruptcy Code; provided, however, that this restriction (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of WPC, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. As of the date of this prospectus, there were no shares of preferred stock outstanding.

Preferred Stock

As of the date of this prospectus, WPC is authorized to issue 20 million shares of preferred stock, $.001 par value per share, of which 19,840,000 are undesignated. There were no shares of preferred stock issued and outstanding as of the date of this prospectus. Except as described below, our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, including but not limited to dividend rights, conversion rights, voting rights, redemption privileges and liquidation preferences, which may be greater than the rights of our common stock. It is not possible to state the actual effects of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of such preferred stock. The effects, however, might include, among other things:

•	Restriction of dividends on our common stock;

•	Dilution of the voting power of our common stock;

•	Impairment of the liquidation rights of our common stock; or

•	Delay and prevention of a change in control of WPC without further action by the stockholders, provided that any use of such shares to implement a shareholders rights plan or other “poison pill” plan must be approved by the stockholders or by at least two-thirds of all of the directors of WPC.

Registration Rights

VEBA Trust:

In connection with our plan of reorganization, we previously entered into a registration rights agreement providing the Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust (the “VEBA trust”) with certain rights to require us to register the resale of its shares of common stock. As of February 13, 2007, the VEBA trust held 1,775,206 shares of our common stock. Subject to the terms of the stock transfer restriction and voting agreement described more fully below, the VEBA trust may request up to two registrations per year, no more than one of which in each year may be an underwritten offering. With respect to any registered resale of securities held by the VEBA trust in an underwritten offering pursuant to the agreement, we would pay all registration and qualification fees, printing costs, and the fees and expenses of our counsel, accountants and any experts retained, and we would also pay the reasonable fees, charges and disbursements of a single counsel to the VEBA trustee (not to exceed $25,000) and a single counsel to the independent fiduciary of the VEBA trust (not to exceed $50,000). The VEBA trust would, however, bear all underwriting discounts and commissions relating to the underwritten sale of the registrable securities, any resulting gains, income or transfer taxes, and, except as described above, all other expenses, costs and fees incurred by the trustee and the independent fiduciary in connection with the offering. The registration rights agreement between us and the VEBA trust also provides the VEBA trust with piggyback registration rights entitling the VEBA trust, in certain circumstances and subject to limitations imposed by the managing underwriter, to include its shares of common stock in registered offerings of securities by us.

Pursuant to the terms of the stock transfer restriction and voting agreement, except as we may authorize at our discretion, the trustee of the VEBA trust agreed that during the two-year period commencing on the first day following the second anniversary date of the effective date of our plan of reorganization, the trustee shall not transfer or dispose of more than one-half of the number of shares of our common stock held by the VEBA trust within any consecutive 12-month period. Additionally, the trustee agreed that it will abstain from voting up to 1.3 million shares of common stock held by the VEBA trust for the election of our directors, for so long as it holds any of the 4.0 million shares of common stock initially contributed by us to the VEBA trust pursuant to the plan of reorganization.

Convertible Subordinated Promissory Notes:

In March 2007, we entered into note purchase agreements with certain institutional investors, as well as our chairman and our vice chairman, and effected a $50.0 million offering of convertible subordinated promissory notes. Pursuant to the note purchase agreements, we entered into a registration rights agreement with these noteholders granting certain rights to require us to register the resale of the shares of common stock issuable pursuant to the terms of these notes (registrable securities). If the noteholders receive any registrable securities in connection with a change of control transaction including our proposed merger with New Esmark, we have agreed to include all registrable securities held by these noteholders in the registration statement filed in connection with the change of control transaction. These noteholders also have demand registration rights, subject to certain limitations, upon written request of noteholders holding a majority of the registrable securities then outstanding to require us to effect no more than two registrations of registrable securities. If the SEC does not permit a registration statement filed in connection with a change of control transaction or a demand registration to include all registrable securities, we have agreed to file an additional registration statement covering the resale of all registrable securities not already covered by the existing and effective registration statement. The registration rights agreement between us and these noteholders also provides these noteholders with piggyback registration rights entitling them, in certain circumstances and subject to limitations imposed by the managing underwriter, to include registrable securities in registered offerings of securities by us. We would pay all expenses incident to our performance under the registration rights agreement and we would also pay the reasonable fees and expenses of a single counsel to these noteholders in connection with any registration statement filed under the registration rights agreement. These noteholders would bear all underwriting discounts and commissions, stock transfer taxes and any other expenses other than those we are expressly obligated to pay.

Anti-Takeover Effects of Incorporation and Bylaw Provisions

Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders and not by written consent of stockholders. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual stockholders’ meeting, particularly because special meetings of the stockholders may only be called by the chairman of our Board of Directors, our president or a majority of our Board of Directors. These provisions may also discourage another person or entity from making a tender offer for our stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting.

Delaware Anti-Takeover Law

We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare, N.A., formerly known as Equiserve Trust Company, N.A.

Description of subscription rights

General

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement or an Exchange Act Report would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material US federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby or an Exchange Act Report. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement or an Exchange Act Report. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby or an Exchange Act Report. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement or an Exchange Act Report, we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement or an Exchange Act Report.

Description of debt securities

The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time under this prospectus. The particular terms of the Debt Securities offered under this prospectus and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement or an Exchange Act Report. We may choose to issue debt securities denominated in US dollars or in any other currency, including the euro.

The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue any senior Debt Securities under a senior indenture between us and a trustee. We will issue any subordinated Debt Securities under a subordinated indenture between us and the same or another trustee. The senior indentures and the subordinated indentures are collectively referred to in this prospectus as the indentures, and the trustee or trustees under the senior indenture and the trustee or trustees under the subordinated indenture are collectively referred to in this prospectus as trustees.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, will define the rights of holders of the Debt Securities. See the information under the heading “Where You Can Find More Information” for information on how to contact us for a copy of the appropriate indenture.

General

The senior Debt Securities are unsubordinated obligations, which will rank on par with all other debt obligations of ours and, unless otherwise indicated in the related prospectus supplement or an Exchange Act Report, will be unsecured. The subordinated Debt Securities will be subordinate, in right of payment to senior Debt Securities. A description of the subordinated Debt Securities is provided below under “— Subordinated Debt Securities.” The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement or an Exchange Act Report. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the form of subordinated indenture filed as an exhibit to the registration statement of which this prospectus is a part.

Terms

The indentures do not limit the principal amount of debt that we may issue.

We may issue notes or bonds in traditional paper form or in the form of a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement or an Exchange Act Report, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each Debt Security represented by a global security is referred to as a “Book-Entry Security.”

Debt Securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement or Exchange Act Report, Debt Securities denominated in US dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the prospectus supplement or Exchange Act Report for the specific terms of the Debt Securities offered including the following:

•	designation of an aggregate principal amount, purchase price and denomination;

•	date of maturity;

•	if other than U.S. currency, the currency for which the Debt Securities may be purchased;

•	the interest rate or rates and the method of calculating interest;

•	the times at which any premium and interest will be payable;

•	the place or places where principal, any premium and interest will be payable;

•	any redemption or sinking fund provisions or other repayment obligations;

•	any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

•	the application, if any, of the defeasance provisions to the Debt Securities;

•	if other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

•	whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

•	any additional covenants applicable to the Debt Securities being offered;

•	any additional events of default applicable to the Debt Securities being offered;

•	any cross default provisions, if applicable;

•	the terms of subordination, if applicable;

•	the terms of conversion, if applicable; and

•	any other specific terms including any terms that may be required by or advisable under applicable law.

Except with respect to book-entry securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Certain Covenants in the Indentures

Payment.  We will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. Unless otherwise provided in the related prospectus supplement or an Exchange Act Report, we will pay interest on any Debt Security to the Person in whose name that security is registered at the close of business on the regular record date for that interest payment.

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to us at our request. After this occurs, the holder of that security must look only to us for payment of that amount and not to the trustee or paying agent.

We will not, nor will we permit any Subsidiary to, directly or indirectly, issue, assume or Guarantee any Debt if such Debt or Guarantee is subordinate to the Notes and is secured by any Lien, without in any such case effectively securing, concurrently with the issuance, assumption or Guarantee of any such Debt, any series of Notes (together with, if we shall so determine, any other indebtedness of or Guaranteed by us or such Subsidiary ranking equally with such series of Notes and then existing or thereafter created) equally and ratably with such Debt, so long as such Debt is so secured; provided, however, that the foregoing restriction shall not apply to Permitted Liens. “Permitted Liens” means:

•	Liens on any property acquired, constructed or improved by us or any Subsidiary after the date hereof, which are created or assumed contemporaneously with or within three years after its acquisition, or completion of construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year period) to secure or provide for the payment of the purchase price or cost thereof, or Liens existing on any property at the time of its acquisition;

•	Liens existing on any property, shares of stock or indebtedness acquired from a Person merged with or into us or a Subsidiary after the date hereof;

•	with respect to any corporation that becomes a Subsidiary after the date hereof, Liens on property of, or shares of stock or indebtedness issued by, any such corporation existing at the time it becomes a Subsidiary and not incurred in connection with or in anticipation of such corporation becoming a Subsidiary;

•	Liens to secure Debt of a Subsidiary owed to us or Debt of a Subsidiary owed to another Subsidiary;

•	Liens in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

•	any Lien existing on the date of the indenture; or

•	Liens for the sole purpose of extending, renewing or replacing Debt, in whole or in part, including any increase in the amount of such Debt not prohibited under this Indenture.

In the event that we shall hereafter secure any series of securities equally and ratably with any other obligation or indebtedness pursuant to the provisions of this Section, the Trustee is authorized, but not required, to enter into an indenture or agreement supplemental thereto and to take such action, if any, as it may deem advisable to enable it to enforce effectively the rights of the Holders of the Notes so secured, equally and ratably with such other obligation or indebtedness.

Limitations on Certain Sale and Leasebacks.  We and our Subsidiaries may incur Attributable Debt in respect of a Sale and Leaseback Transaction after the date of the Indenture; provided, however, that the aggregate amount of any such Attributable Debt incurred after the date of the Indenture pursuant to its provisions shall not exceed the amount specified in the applicable indenture.

Merger and Consolidation.  We will not merge or consolidate with any other entity or sell or convey all or substantially all of our assets to any Person, firm, corporation or other entity, except that we may merge or consolidate with, or sell or convey all or substantially all of our assets to any other entity if:

•	we are the continuing entity, or the successor entity (if other than us) is organized and existing under the laws of the United States of America or a State thereof or the District of Columbia, and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

•	there is no default under the applicable indenture.

Upon such a succession, we will be relieved from any further obligations under the applicable indenture.

Waiver of Certain Covenants

Unless otherwise provided in the related prospectus supplement or an Exchange Act Report, we may, with respect to the Debt Securities of any series, omit to comply with any provision of the covenants described under “Liens” and “Limitations on Certain Sale and Leasebacks” above or in any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.

Events of Default

An Event of Default occurs with respect to any series of Debt Securities when:

•	We default in paying principal of or premium, if any, on any of the Debt Securities of such series when due;

•	We default in paying interest on the Debt Securities of such series when due, continuing for 30 days;

•	We default in making deposits into any sinking fund payment with respect to any Debt Security of such series when due;

•	We fail to perform any other covenant or warranty in the Debt Securities of such series or in the applicable indenture, and such failure continues for a period of 90 days after notice of such failure as provided in that indenture;

•	Certain events of bankruptcy, insolvency, or reorganization occur; or

•	Any other Event of Default occurs with respect to Debt Securities of that series.

We are required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by us of certain covenants.

If an Event of Default shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the Debt Securities of such series to be due and payable. If an Event of Default described in the fifth bullet in the first paragraph under “Events of Default” occurs with respect to any series of Debt Securities, the principal amount of all Debt Securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) would automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the Debt Securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act, except that the trustee may not give such notice of a default described in clause (v) of the first paragraph under “Events of Default” until at least 60 days after the default. As used in this paragraph, a “default” means an event described in the first paragraph under “Events of Default” without including any applicable grace period.

If at any time after the Debt Securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we would pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such series and the principal of all Debt Securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the Debt Securities of such series are due and payable. In addition, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or a default in the performance of a covenant that cannot be modified under the indentures without the consent of the holder of each affected Debt Security.

The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Debt Securities of such series.

No holder of Debt Securities would have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, for the appointment of a receiver or trustee or for any other remedy under the indentures unless:

•	The holder has previously given written notice to the trustee of a continuing Event of Default with respect to the Debt Securities of that series; and

•	The holders of at least 25% in principal amount of the outstanding Debt Securities of that series have made a written request to the trustee, and offered reasonable indemnity, to the trustee to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days, and the trustee has not received from the holders of a majority in principal amount of the Debt Securities of that series a direction inconsistent with that request.

Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that Debt Security on the due dates expressed in that security and to institute suit for the enforcement of payment.

Modification of the Indentures

Each indenture contains provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following:

•	to evidence the succession of another corporation to us;

•	to add to the covenants of ours further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional Events of Default with respect to all or any series of Debt Securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities;

•	to secure all or any series of Debt Securities;

•	to establish the forms or terms of the Debt Securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee;

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture;

•	to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect; and

•	to add or change or eliminate any provision of that indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act.

We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall

•	change the stated maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require us to repurchase that security, without the consent of the holder of each Debt Security so affected;

•	reduce the percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding; or

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver of certain covenants or the provisions described under “Modification of the indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

Each indenture shall be satisfied and discharged if: (i) we shall deliver to the trustee all Debt Securities then outstanding for cancellation; or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year, and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

Each indenture provides, if such provision is made applicable to the Debt Securities of a series,

•	that we may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”) or (B) to be released from our obligations with respect to such Debt Security under Sections 801, 803, 1005, 1006, 1007 and 1009 of that indenture (being the restrictions described above under “Certain Covenants of ours in the indentures”) together with additional covenants that may be included for a particular series; and

•	that Sections 501(4), 501(5) (as to Sections 801, 803, 1005, 1006, 1007 and 1009) and 501(8), as described in clauses (iv), (v) and (vii) under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain US government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates.

In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for US federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable US federal income tax law occurring after the date of the indentures.

Record Dates

The indentures provide that in certain circumstances we may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

Subordination.  Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Debt. “Senior Debt” is defined to mean, with respect to us, the principal, premium, if any, and interest on the following:

•	all indebtedness of ours whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described in the preceding clauses (1) or (2), unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding.

Difference between Subordinated Debt Security Covenants and Senior Debt Security Covenants and Events of Default.  Subordinated Debt Securities may not have the advantage of all of the covenants and Events of Default provided in the senior indenture. For example, covenants relating to Liens or Sale and Leaseback Transactions as discussed above are not applicable to securities issued pursuant to the subordinated indenture

Terms of Subordinated Debt Securities May Contain Conversion or Exchange Provisions.  The prospectus supplement for a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

Modification of the Indenture Relating to Subordinated Debt Securities.  The subordinated indenture may be modified by us and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under “— Modification of the indentures.” We and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law

The laws of the State of New York govern each indenture and will govern the Debt Securities.

Book-Entry Securities

The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the related prospectus supplement or an Exchange Act Report.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or Persons that may hold interests through participants.

Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by Persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participants will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we nor the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a Person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such Person or Persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each Person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Certain Definitions

Set forth below are certain defined terms used in this “Description of Debt Securities.” Reference is made to the indentures for complete definitions of these terms, as well as any other capitalized terms used in this description for which no definition is provided. Unless otherwise provided in the applicable prospectus supplement or Exchange Act Report, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of senior debt securities.

The term “Attributable Debt,” in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined by us in good faith) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee thereunder contingent upon the monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which the lease has been extended or may, at the option of the lessor, be extended).

The term “Consolidated Net Tangible Assets” means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries, less the following: (A) current liabilities; (B) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and (C) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary of ours.

The term “Debt” means indebtedness for money borrowed.

The term “Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, easements and similar liens arising in the ordinary course of business.

The term “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

The term “Principal Property” means any manufacturing facility, distribution center or other operating facility owned by us or any Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than two percent of Consolidated Net Tangible Assets except (A) any such facility which our Board of Directors determines is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries, as an entirety, or (B) any portion of any such facility which our Board of Directors determines not to be of material importance to the use or operation thereof.

The term “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to us or any Subsidiary of ours of any Principal Property or portion thereof (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Subsidiary or between Subsidiaries), which Principal Property (or portion thereof) has been or is to be sold or transferred by us or such Subsidiary to such Person.

The term “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of ours.

Plan of distribution

We may offer securities under this prospectus in one or more of the following ways, or any other way set forth in an applicable prospectus supplement or Exchange Act Report, from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions;

•	in sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; or

•	to holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell or an Exchange Act Report will describe the offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters and Dealers

We may sell the securities offered under this prospectus to or through one or more underwriters or dealers. The applicable prospectus supplement or an Exchange Act Report will describe the number and terms of the securities to be sold, the name or names of any underwriters or dealers with whom we have entered into an arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we expect to receive from such sale.

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement or an Exchange Act Report, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices determined at the time of sale. We also may, from time to time authorize dealers to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement or an Exchange Act Report. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions, which is not expected to exceed that customary in such types of transactions, from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement or an

Exchange Act Report, under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement or an Exchange Act Report would state that this is the case and would describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker-dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents and the terms and conditions upon which such agents may offer and sell these securities in the applicable prospectus supplement or an Exchange Act Report. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless stated otherwise in the applicable prospectus supplement or an Exchange Act Report.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or an Exchange Act Report indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement, a post-effective amendment to the registration statement of which this prospectus is part or an Exchange Act Report.

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be paid by the registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for amounts of filing fees.

SEC registration fee	$13,375
Legal fees and expenses	125,000
Audit fees and expenses	50,000
Trustees’ fees and expenses (including counsel fees)	40,000
Printing and engraving fees	50,000
Miscellaneous	21,625
Total	$300,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The certificate of incorporation and by-laws of the registrant provides for indemnification of the registrant’s officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The certificate of incorporation of the registrant eliminates a director’s liability for monetary damages for a breach of fiduciary duty except in circumstances involving certain wrongful acts, such as breach of director’s duty of loyalty to the registrant and its respective stockholders, acts or omissions not in good faith, acts or omissions that involve intentional misconduct or a knowing violation of law or for any transactions from which the director derived improper personal benefit. These provisions do not eliminate a director’s duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

The certificate of incorporation and by-laws of the registrant also contains provisions to indemnify the registrant’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law and that the registrant may indemnify any of its employees or agents on the same basis that the registrant is required to indemnify its directors and officers. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

ITEM 16.	EXHIBITS

(a) The following is a list of exhibits filed as a part of this registration statement:

EXHIBITS:

Exhibit
Number		Description of Exhibit

1	.1*	Form of Purchase Agreement
1	.2*	Form of Distribution Agreement
2	.1**	Third Amended Joint Plan of Reorganization, dated May 19, 2003
4	.1**	Indenture, dated August 1, 2003, relating to Wheeling-Pittsburgh Steel Corporation’s Series A Notes due 2011, between Wheeling-Pittsburgh Steel Corporation and J.P. Morgan Trust Company, National Association, as successor trustee to Bank One, N.A., the original trustee

Exhibit
Number		Description of Exhibit

4	.2**	Indenture, dated August 1, 2003, relating to Wheeling-Pittsburgh Steel Corporation’s Series B Notes due 2010, between Wheeling-Pittsburgh Steel Corporation and J.P. Morgan Trust Company, National Association, as successor trustee to Bank One, N.A., the original trustee
4	.3**	Form of Common Stock Certificate of Wheeling-Pittsburgh Corporation
4	.4*	Form of Preferred Stock Certificate of Wheeling-Pittsburgh Corporation
4	.5*	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate)
4	.6++	Form of Indenture for Senior Debt
4	.7++	Form of Senior Debt Security (included in Exhibit 4.6)
4	.8++	Form of Indenture for Subordinated Debt
4	.9++	Form of Subordinated Debt Security (included in Exhibit 4.8)
5	.1++	Opinion of McGuireWoods LLP
12	.1++	Computation of Ratio of Earnings to Fixed Charges
23	.1++	Consent of McGuireWoods LLP (included in the opinion filed as Exhibit 5.1 hereto)
23	.2++	Consent of PricewaterhouseCoopers LLP
24	.1++	Powers of Attorney (included on signature page)
25	.1*	Form of T-1 Statement of Eligibility of Senior Debt Indenture Trustee
25	.2*	Form of T-1 Statement of Eligibility of Subordinated Debt Trustee

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by a post-effective amendment to this registration statement or incorporated by reference from a Current Report on Form 8-K in connection with the offering of securities registered hereby.

**	Incorporated by reference to the Form 10 registration statement of Wheeling-Pittsburgh Corporation, filed with the SEC on August 8, 2003, as amended.

++	Previously filed.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of registration fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on this 26th day of April, 2007.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ James P. Bouchard
James P. Bouchard
Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James P. Bouchard James P. Bouchard	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2007

/s/ Craig T. Bouchard* Craig T. Bouchard	Vice Chairman, President and Director	April 26, 2007

/s/ Paul J. Mooney* Paul J. Mooney	Executive Vice President, Chief Financial Officer (Principal Accounting Officer)	April 26, 2007

/s/ Albert G. Adkins* Albert G. Adkins	Director	April 26, 2007

/s/ James L. Bowen* James L. Bowen	Director	April 26, 2007

/s/ Clark Burrus* Clark Burrus	Director	April 26, 2007

/s/ C. Frederick Fetterolf* C. Frederick Fetterolf	Director	April 26, 2007

/s/ James V. Koch* James V. Koch	Director	April 26, 2007

/s/ George Muñoz* George Muñoz	Director	April 26, 2007

/s/ Joseph Peduzzi* Joseph Peduzzi	Director	April 26, 2007

Signature	Title	Date

/s/ James A. Todd* James A. Todd	Director	April 26, 2007

/s/ Lynn R. Williams* Lynn R. Williams	Director	April 26, 2007

* By:	/s/ James P. Bouchard
James P. Bouchard
Attorney-in-fact